                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                     OF THE CERTIFICATE OF INCORPORATION OF
                        SYSTEM SOFTWARE ASSOCIATES, INC.
                        --------------------------------

It is hereby certified that:

1. The name of the corporation (hereinafter called the "Corporation") is System Software Associates, Inc.

2. The Certificate of Incorporation of the Corporation is hereby further amended by striking Article FOURTH and substituting in lieu of said Article FOURTH the following:

     Article FOURTH is hereby amended to read in its entirety as follows:

     FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 250,100,000 shares, which shall be classified as follows:

     (i) 250,000,000 shares of Common Stock, $0.0033 par value per share (hereinafter called the "Common Stock");

     (ii) 100,000 shares of Preferred Stock $0.01 par value per share (hereinafter called the "Preferred Stock"), which may be issued from time to time in one or more series. The number of shares, the stated value and the dividend or interest rate, if any, of each such series and the preferences and relative, participating and special rights and the qualifications, limitations or restrictions shall be fixed in the case of each series by resolution of the Board of Directors at the time of issuance, subject in all cases to the laws of the State of Delaware applicable thereto, and set forth in a certificate of designation filed and recorded with respect to each series in accordance with the laws of the State of Delaware.

     Any and all such shares issued, and for which the full consideration has been paid or delivered, shall be deemed fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.

     The Amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed on June 6, 1997

                                       /s/ Joseph J. Skadra
                                       ------------------------------------
                                       Joseph J. Skadra, Vice President